UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2015

NGFC EQUITIES, INC.
(Exact name of registrant as specified in its charter)

Florida	333-192590	46-3914127
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.

45 Almeria Avenue Coral Gables, Florida 33134
(Address of principal executive offices)

(305) 865-8193
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

ECI Latam, Inc., a 55% owned subsidiary of NGFC Equities, Inc., is setting up a new division entitled “Animal Health Division,” that will focus on packaging, marketing and distributing an infection healing cream for dairy animals. Also, the Board of Directors of ECI Latam, Inc. at a meeting held on May 6, 2015 approved to appoint Bo G. Engberg and Dr. Marco S. Dragic as directors of ECI Latam, Inc. The Company is filing this 8-K to clarify the nature of the aforementioned current events.

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

In this Current Report on Form 8-K, “Company,” “our company,” “us,” and “our” refer to NGFC Equities, Inc., unless the context requires otherwise.

Item 1.01 Entry into a Material Definitive Agreement.

ECI Latam, Inc. (“ECIL”), a 55% owned subsidiary of NGFC Equities, Inc. signed an agreement on May 6, 2015 with Dragana Jovic (“Dragana”) to set up a new division at ECIL entitled “Animal Health Division,” and to appoint Dragana Jovic as Vice President of the new division. Animal Health Division plans to manufacture, package, market and distribute globally, an infection healing cream for dairy animals that Dragana Jovic has invented.  Dragana Jovic is a citizen of Republic of Serbia. Dragana is the 55% owner of a Private Corporation (“D.o.o” similar to LLC in the USA) in Serbia entitled “D&D Farm D.o.o.” D&D Farm D.o.o. based in Belgrade,Njegoseva 74,11000 Serbia obtained the permission from the Ministry of Public Health “Dr Milan Jovanović Batut” institute in the Republic of Serbia on the 20th of April 2015 to sell this infection healing cream to treat and also use as a preventive cream on milk-producing dairy animals in Serbia.

Dragana has used this cream in their own family farm with 30 cows based in Ivana Petrovica 67, Dec, Zip 22441 Srbija in the Republic of Serbia from September 2013 to-date treating mastitis and edema using this cream only without using any antibiotics and, according to Dragana, had positive results. Also according to Dragana, during that period they had no loss of milk throughout milk production process. Also for the last six months the same farm has been using this cream as a preventive application applying it on cows once a day after milking. During that six months period, the outbreak of mastitis in their farm has been reduced by 80% according to Dragana. The following two additional farms in Serbia also have been using this cream since March of 2015:

1.

Lukicevo, Vojvodina, District; Central Banat, 23261, Serbia

2.

Muzlja, Vojvodina, Village; Backom Gradistu, Serbia

A Veterinary Specialist in Serbia, Ivan Jeremic has given Dragana the following report that we have translated to English, regarding his observation of the results of applying her cream:

“Continuous application of the cream on pregnant cows suffering from udder edema led to a reduction of the swelling and pain. Applying the cream on cows that have suffered from udder edema after calving has made it much easier to milk the cow, and cows have not been rejecting the milking machines. The results show that cows deliver greater quantities of milk, than they were delivering with the conditions prior to the treatment with the natural cream.  We had the following results after 2 to 3 days of cream treatment on cows after calving and when we noticed the first signs of this mastitis outbreak conditions:

Cows with inflammation and altered mammary milk at the outbreak of the first symptoms during pre-milking showed improvement in udder health and milk quality after applying creams with two consecutive milking. In severe cases with treatment with the application of the cream and massage the udder, increased the frequency of the number of milking to three times. Applying creams proved to be effective with cows which was hyperkeratosis of the skin teat orifice and consequently increased the number of somatic cells in these cows. Treatment of these cows was also demonstrated effectively and sucking peaks become more fragile (decreased degree of keratinization), it was also noted the effective functioning of cows whose skin papillae dry and roughened and where it was noticed that they did not feel comfortable during machine milking, also on these cows it was noticed that the milking process got shorter than before udder treatment of the cow. The cream can be used as supportive therapy in cows with mammary disease in which the benefits and intramammary and systemic antibiotic therapy to accelerate the healing process of mammary glands.”

Ivan Jeremic

Veterinary Specialist

jeremicivan@ikomline.net  - Tel.+381646126263

April.01 2015

Dragana will be working from her office at Belgrade,Njegoseva 74,11000 in the Republic of Serbia. Dragana will be working as Vice President in the Animal Health Division of ECI Latam, Inc. Goran Antic the Chief Executive Officer of ECIL will be doing his work from his office 7135 Collins Ave, Suite 1234, Miami Beach, FL 33141.

NGFC Equities, Inc. has not done any testing of this infection healing cream in the USA nor in any other nation on our own and we cannot assure that this infection healing cream will be effective or that we will be allowed to use this cream in the USA without the approval of the Food and Drug Administration (“FDA”) or similar governing organizations in other nations in the world. If this infection healing cream proves to be ineffective or if we are not allowed to use this cream without the approval of governing bodies of any nation that we try to sell them, then we may lose all what we are investing in setting up this new division and the cost to get this infection healing cream packaged and sold globally. ECIL has so far spent about $4,000 in setting up this division, researching and travelling. ECIL expects to spend about $40,000 in the next 6 months in doing additional research, seeking permits and any authorizations needed, packaging samples and distributing them in the global market. As of now there is no assurance that this division will proved to be a success.

The Institute of Public Health of Serbia "Dr Milan Jovanović Batut" was established by the Republic of Serbia and represents an expert institution for Public Health.  It provides advice, support and guidance for the Serbian government and all departments for public health and conducts independent researches on issues related to public health in Serbia.  The activity of the Institute is defined by the Health Care law which under public health considers realization of public interest by creating conditions for the preservation of public health through organized comprehensive social activity aimed at preserving the physical and mental health, and environmental protection, and prevention of risk factors for disease and injuries, which is accomplished by application of health technologies and measures aimed at promoting health, preventing disease and improving quality of life. Regarding that, the Institute´s main areas of activity are: analysis, planning and organization of health care, information with biostatistics, health promotion, control and disease prevention, hygiene and human ecology and microbiology.

Copies of both the agreement between Dragana Jovic and ECIL, and the translated to English copy of the permit to sell the infection healing cream in Serbia by D&D Farm D.o.o are attached as exhibits 10-1 and 10-2 to this current report on Form 8k.

Description of Business, Principal Products, and Market Opportunity

NGFC Equities, Inc. was incorporated in the State of Florida on October 2, 2013 as “Natural Gas Fueling and Conversion Inc.” We changed our name to NGFC Equities, Inc. on January 26, 2015 to better reflect our strategy of diversification. At a Board of Directors meeting held on February 16, 2015, the Company chose to diversify its operations by adding two additional divisions to its original business strategy to set up three divisions as follows:

1.

Energy and Retail Division

2.

Healthcare Division

3.

Consulting Division

As part of this change in our strategy, the Company acquired 55% of ECI-LATAM INC. (“ECIL”), a company incorporated in the State of Florida on March 25, 2014 and is engaged in installation and performing maintenance and repairs of large medical equipment that deal in sterilization and disinfection. ECIL also sells spare parts, consumables and service contracts for medical establishments. As of now 100% of ECIL sales and services are performed outside the USA. Also 100% of the maintenance and repairs for the period of these financial statements have been done only for the medical equipment belonging to Getinge Group, a public company based in Sweden who manufacture and distribute their own large medical equipment.

At an ECIL Board of Directors meeting held on May 6, 2015, ECIL Board approved to set up a new division at ECIL entitled “Animal Health Division,” and appoint Dragana Jovic as the Vice President Animal Health Division. This division will focus only on manufacturing, marketing and distributing an infection healing cream for dairy animals that Dragana has invented and that is currently being used in her native Serbia.  Dragana has bachelor's degree in Production Management from Faculty of Business Economics and Entrepreneurship at Visoka škola PEP in Belgrade.

According to Dragana, this infection healing cream is used to treat dairy animals suffering from udder Edema, Galactophoritis and Mastitis. Also, according to Dragana this infection healing cream can be used as a preventive cream to stop dairy animals from contracting Mastitis.

According to DairyCo, an organization based in the United Kingdom, Mastitis is the inflammation of the mammary gland and udder tissue, and is a major endemic disease of dairy cattle. It usually occurs as an immune response to bacterial invasion of the teat canal by variety of bacterial sources present on the farm, and can also occur as a result of chemical, mechanical, or thermal injury to the cow's udder. Milk-secreting tissues and various ducts throughout the udder can be damaged by bacterial toxins, and sometimes permanent damage to the udder occurs. Severe acute cases of Mastitis can be fatal, but even in cows that recover there may be consequences for the rest of the lactation and subsequent lactations.

Also according to DairyCo, Mastitis is most often transmitted by contact with the milking machine, and through contaminated hands or other materials, in housing, bedding and other equipment. During the 1960s, a five-point plan was devised by the National Institute for Research into Dairying, aimed at providing a strategy for the reduction and control of Mastitis at farm level, which in adapted form is still followed today. Mastitis treatment and control is one of the largest costs to the dairy industry in the UK, and is also a significant factor in dairy cattle welfare. Losses arise from:

•

Milk thrown away due to contamination by medication or being unfit to drink.

•

A reduction in yields due to illness and any permanent damage to udder tissue.

•

The extra labor required to tend to mastitis cows.

•

The costs of veterinary care and medicines.

•

The cost of reduced longevity due to premature culling.

Published International estimates by the New Zealand Veterinary Journal identify that the economic loss associated with Mastitis can range anywhere from $82 to $130 per cow, with large differences between farms across the world.  The same journal cites that in the Netherlands, losses due to Mastitis incurred up to $265 per cow per year on their farms.  We have used the exchange rate of 1 EUR = 1.3385 USD to convert the currency published in this article to US Dollars.

Professor G. M. Jones at Dairy Science at Virginia State University reports that in the United States alone, Mastitis has been attributed to cost the dairy industry approximately $1.7 - $2 billion annually.  This is the equivalent of 11% of the total United States milk production.

In 2012 the world population of dairy cows stood at 270 million, as reported by the Food and Agriculture Organization of the United Nations “FAO” (see table below).  The United States is only the seventh largest dairy herd with a cow population of 9.2 million cows in 2012, while India represents the largest market (nearly five times larger than the United States), with a cow population of over 45 million dairy cows.

Countries by Cow Numbers (Cows Milk, Whole, Fresh)
		2010	2011	2012
1	India	42,755,000	44,900,000	45,150,000
2	Brazil	22,924,914	23,229,193	22,803,519
3	Sudan	14,679,000	14,706,000	14,733,000
4	China	12,410,173	12,297,297	12,525,601
5	Ethiopia	10,676,783	10,577,781	10,711,484
6	Pakistan	10,112,000	10,493,000	10,600,000
7	United States of America	9,124,000	9,198,000	9,233,000
8	Russian Federation	8,351,185	8,136,896	8,068,689
9	United Republic of Tanzania	6,900,000	6,900,000	6,900,000
10	Kenya	5,001,600	5,545,000	5,720,000
30	UK	1,850,000	1,815,000	1,807,000

	World	262,772,978	267,532,661	269,877,654

As illustrated by the data above from the FAO, the top 10 countries in the world represent 54% of the total dairy cows in the world, thus representing a potential opportunity to target over half of the market by distributing a Mastitis solution to only a limited number of countries.

In addition to the worldwide market opportunity for a product to reduce the cost and milk losses incurred from a Mastitis infection in cows, there is also an opportunity for the same infection healing cream to be used to reduce Mastitis in goats.  A publication ‘Understanding Dairy Goat Production’ authored by H. Attfield identified that there are more than 460 million goats in the world producing over 4.5 million tons of milk.

Current Preventing and Treatment Methods of Mastitis

As we are aware, currently there are a few treatment methods for Mastitis:

Typically when clinical Mastitis is detected, the cow is milked out and then given an intra mammary infusion of antibiotic, i.e. infused directly into the infected gland. Clinical Mastitis symptoms are indicated in the Mastitis Clinical Syndromes resource, but most often are recognized by the milker from detection of clots or flakes in the milk, from a cow that has a quarter sensitive to the touch (she kicks a lot when you touch a particular quarter), a quarter that is swollen or hot to the touch. Because the cow's udder then contains antibiotics which must be kept out of the food supply to humans, that cow's milk must not be put into the milk tank for some specified number of milkings after treatment.

Contagious Mastitis can be effectively controlled through a rigorous program of teat dipping and dry cow antibiotic treatment. Teats must be dipped in germicide after each milking (this decreases incidence of the disease). Each quarter must be treated with dry cow antibiotics at end of lactation (this decreases prevalence of the disease). Cows with contagious Mastitis should be milked last or a separate milking claw used for the infected cows. Milking claws should be flushed with hot water or germicide after milking infected cows (called backflushing). Individual cloth/paper towels should be used to wash/dry teats. Milkers should have clean hands and wear latex gloves. New additions to the herd should be cultured and persistently infected cows should be culled. Teat lesions should be minimized (from chapping, frostbite, stepped-on teats, lacerations, or machine damage). Heifers can be given dry cow antibiotic treatment during gestation if S. aureus is a problem in the heifers.

Organic dairy farmers, having limited use of antibiotic treatments, often use alternative therapies such as homeopathy for the treatment of Mastitis and adopt a more holistic approach to Mastitis prevention; this concept of a wide-ranging approach to Mastitis control forms the backbone of the DairyCo Mastitis Control Plan. Our infection healing cream can be classified as homeopathic medicine.

There have been various studies on the subject of the links between diet and Mastitis and still there are many questions raised about any such link. According to an article on Ecological Agricultural Projects publication, as in the following link, there is evidence that sudden change in diet and excess imbalance in the different component ratios have contributed to Mastitis. (http://eap.mcgill.ca/agrobio/ab370-11e.htm)

Therefore there are some treatments where the dairy animals are given certain nutritional diets to cure Mastitis.

Plan for Distribution Methods of the Products and Services

There are a few ways in which we could manufacture and distribute the infection healing cream.  We plan to investigate two different routes to market.

The first route to market is to pair with an existing animal health specialist, who already has other treatments in the market for Mastitis.  We believe that this would be the most cost effective route to market as the key relationships and distribution channels for existing antibiotic or alternative treatments will already be in place.

The second route to market is to manufacture the infection healing cream in house at the beginning and give the cream to a packaging company to insert into tubes and sell through some smaller distributors known to us. One of such distributors that we have already met with and discussed such an arrangement is Agrilac Dairy Technology, based in Miami, Florida.

Once we know that there is a demand for the product we plan to manufacture in a plant using large-scale manufacturing methods and use a packaging company to package for us and then look for larger distributors.

We will assess which distribution method is appropriate for each of the markets we target for the distribution of our infection healing cream.  At present, we believe that there is not a single distribution method that is fit for the purpose of entering all geographical markets that we would look to enter.

Competitive Business Conditions and the Smaller Reporting Company’s Competitive Position in the Industry and Methods of Competition

The competition for our infection healing cream in the animal health market includes biotechnology companies, major animal health companies and other companies with animal health divisions.  Many of these companies have more extensive product development capabilities than we do, with a history of expertise in the end to end product development process for an animal health product.

Our online research exposed us to two main options for the treatment and / or prevention of a dairy animal suffering from udder Edema, Galactophoritis or Mastitis:

Antibiotics. According to Department of Animal Sciences, University of Illinois, there are different types of antibiotics that can be used to treat dairy animals with such infection. Our research discovered the following products: Merck (product name Amoxi-Mast), Norbrook (product name Noroclav) and Zoetis (product name Pirsue) are all pharmaceuticals selling antibiotics for the treatment of Mastitis.

Creams.  Also while doing our research we came across creams that various companies sell to mitigate or prevent Mastitis by applying the cream on the milking areas of the daily animal to fight Mastitis. However, so far we have not been able to find any credible scientific research paper done to back any claims that any creams being sold to be an effective source cure for Mastitis or Edema. Our research indicated that the creams in the market act either as an antibiotic-like substance or purely as a supplement to an antibiotic for the treatment of Mastitis. The majority of creams on the market are supplements, which to our knowledge don’t prevent and/or treat Mastitis without also using antibiotics to treat the infection.  Instead these creams work alongside the antibiotics to enable to dairy animal to continue producing milk as they heal and / or provide relief to the animal through the application of the cream.  A product that claims to act as an antibiotic-like substance is sold by ImmuCell (details outlined in their SEC form 10-K for the fiscal year ended December 31, 2014).

Two such competitive products that we will monitor developments for are owned by Zivo Bioscience and ImmuCell, both US publicly listed companies with operations in the animal health market:

Zivo Bioscience, Inc. is developing a supplement containing algal cultures that may be effective in fending off the onset, or reducing symptoms of Mastitis (as described in their SEC form 10-K for the fiscal year ended December 31, 2014).  As described in this document, on December 2013 Zivo Bioscience entered into a collaboration and option agreement with Zoetis, a global animal health company, to test their supplement with an option for Zoetis to negotiate an exclusive license with Zivo Bioscience if the supplement proved to be effective for the treatment of Mastitis.  The last news update on Zivo Bioscience’s website regarding this product was on January 6, 2015, where they state positive preliminary results from trials, and that they are exploring several near-term applications as they pursue an expanded research study.

ImmuCell, an animal health company, is developing a product called Mast Out® (as described in their SEC form 10-K for the fiscal year ended December 31, 2014).  As described by ImmuCell in these documents, Mast Out is a cream that is applied via intramammary device to dairy animals that contains an active ingredient called Nisin.  Nisin in an antibiotic-like substance.  Mast Out has been granted a “zero milk discard and zero meat withhold” by the FDA after reviewing the data from trials that ImmuCell has funded internally.  In public releases, ImmuCell has stated that Mast Out is currently premium priced to antibiotics because their method of application, intramammary, does not allow for multi-use.  In a news article on their website, released July 9, 2014, ImmuCell states that it had completed modifications to its own manufacturing facility to produce pharmaceutical-grade Nisin, the active ingredient in its Mast Out product.

In their SEC form 10-K for the fiscal year ended December 31, 2014, ImmuCell effectively describes how trends in the regulatory landscape are reducing the use of antibiotics in producing animals, and instead looking for non-antibiotic solution to treat infections:

“Many fear that the possible overuse of antibiotics in livestock may be a contributing factor to the rising problem of bacterial drug resistance, which undermines the effectiveness of drugs to combat human illnesses. The FDA is committed to addressing this public health risk. Citing concerns about untreatable, life-threatening infections in humans, new FDA and European regulations are aimed at restricting the use of cephalosporins in food animals and at improving milk quality. In late 2011, The Dutch Veterinary Society proposed strict guidelines for veterinary use of antibiotics in the EU. Regulators have recently increased their monitoring of antibiotic residues in milk and meat. During the first quarter of 2012, the USDA reduced the allowable level of somatic cell counts (SCC) in milk from 750,000 (cells per milliliter) to 400,000 at the individual farm level (not a blended calculation of comingled milk) in order to qualify for an EU health certification for export.”

Aligned to the views of ImmuCell, we also believe that these changes in the market landscape for the treatment of producing animals could be favorable to our infection healing cream as an alternative to the wide-spread use of antibiotics.

In addition, our infection healing cream currently consists of only organic products.  It contains no antibiotics.  Therefore, we believe we will have a competitive advantage against the existing treatment options on the market (and potentially some of the other products that are currently under development) as an effective treatment for all types of farmers, including potentially organic farmers.

We currently believe that our product will be a viable antibiotic-free alternative to the antibiotic treatment, with comparable effectiveness to antibiotics and the combination of antibiotics with creams although we can give no assurance. We also believe that our product will be relatively low cost to produce although we cannot give any assurance.

We believe that direct competition for our cream will come from various creams that are currently in the market since many farmers, we believe, given the choice would stay away from using antibiotics as the method of curing Mastitis. Also we believe, most farmers would prefer organically produced creams as the mode of treatment. There are many online distributors selling various creams claiming to cure Mastitis. We have not done any testing to determine if any of those creams are effective. Also we have not, so far, done any mass scale production and distribution of our cream.  Therefore, we are not sure if our cream will be found to be more effective than any of the other creams available in the market.

We have not been able to establish if there are specific creams in the marketplace that currently take leadership position among the range of creams being sold that claim to be an effective treatment for Mastitis.

We may not be aware of competition that we face, or may face in the future, from other companies. Our competitive position will be highly influenced by our ability to attract and retain a partner to support scientific testing and / or key scientific personnel, to effectively package our product, to obtain the licenses and regulator approval required for our existing and new products in target countries across the world (for example in the US we may need USDA or FDA approval), to effectively promote, market and distribute our products (either ourselves or via key partners), to have the required availability of our raw materials and ingredients to manufacture the product, along with access to the required manufacturing resources to initially produce and to continue to sell our products at a price where we can sell them at a profitable margin.  We believe that we are currently competitive on the basis of product performance.  We will continue to monitor market developments and competition as we seek to enter the market with a competitive position.

Dependence on One or a Few Customers

100% of the revenue of ECIL from its medical equipment maintenance and sales of accessories business, from the date of inception to the period ended September 30, 2014, derived from a single distributor.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a Board of Directors’ meeting held on May 6, 2015 at ECIL, the Board proposed and approved to have Bo G Engberg and Dr. Marco S. Dragic to be added as directors to the Board of Directors.

Bo G Engberg: Mr. Engberg was born in Sweden and was raised in Brazil till the age of 17 and also lived in France for 4 years and currently lives in the USA. He began his career in sales, in 1972, with Electrolux A.B. (NASDAX OMX, Stockholm), the world leading manufacturer of household appliances in Sweden and then joined their international division in 1974. At that time Getinge A.B., which currently is the leading manufacturer of infection control equipment, was a division of Electrolux. In 1979, Mr. Engberg was recruited by Getinge group to focus on infection control equipment as a sales director. Soon he was put in charge of variety of products made both for hospitals and the pharmaceutical industry. He continued as the Director of Sales of Getinge (currently the biggest medical and pharmaceutical company in Sweden, a public company listed on NASDAX OMX, Stockholm) for the next 41 years relocating to a few places in the world. Mr. Engberg retired in April of 2013. He is fluent in English,

Spanish, Portuguese, French, German, Italian and Swedish. Mr. Engberg has been a director also of NGFC Equities, Inc. since October 12, 2013.

Marco S. Dragic PhD: Dr. Dragic earned his Ph.D. degree in Electrical and Computer Engineering from the University of Alberta, Canada in 2005, and a Dipl.-Ing Degree in Electrical Engineering from the University of Belgrade in 1997. For his contributions he was awarded “Natural Sciences and Engineering Council of Canada Fellowship” and “Informatics Circle of Research Excellence Award” in 2001, and “Izaak Walton Killam Memorial Doctoral Scholarship” in 2003. He has been with CMC Microsystems based in Kingston, Canada since 2004, presently serving as Senior Microelectronics Engineer responsible for managing CMC Microsystems’ portfolio of microelectronics products and services. He has authored and coauthored more than 12 papers in peer-reviewed international journals and conference proceedings and is a member of IEEE and IEEE Solid State Circuits Society.

Exhibits

Description

10.1

Agreement between Dragana Jovic and ECI Latam, Inc.

10.2

Translated copy of the Permission from Serbian Ministry of Public Health to our infection healing cream

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2015	NGFC Equities, Inc.

	By:	/s/ I. Andrew Weeraratne
Name: I. Andrew Weeraratne
Title: Chief Executive Officer